As filed with the Securities and Exchange Commission on October 29, 2010

REGISTRATION NO. 333-152086
REGISTRATION NO. 333-126897
REGISTRATION NO. 333-98801
REGISTRATION NO. 333-66747
REGISTRATION NO. 333-66741
REGISTRATION NO. 333-66739
REGISTRATION NO. 333-66733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-152086
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-126897
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-98801
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-66747
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-66741
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-66739
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-66733

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington	91-1513032
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2981 Route 22, Suite 2
Patterson, New York 12563
(Address of Principal Executive Offices)

PENWEST PHARMACEUTICALS CO. 2005 STOCK INCENTIVE PLAN
NONSTATUTORY STOCK OPTION AGREEMENT BETWEEN PENWEST PHARMACEUTICALS CO. AND
       DR. ALAN JOSLYN, EFFECTIVE JUNE 21, 2004
PENWEST PHARMACEUTICALS CO. 1997 EQUITY INCENTIVE PLAN
PENWEST PHARMACEUTICALS CO. 1997 EMPLOYEE STOCK PURCHASE PLAN
PENWEST PHARMACEUTICALS CO. SAVINGS PLAN
PENWEST PHARMACEUTICALS CO. 1998 SPINOFF OPTION PLAN

(Full Titles of the Plans)
___________________________________________

Jennifer L. Good
President and Chief Executive Officer
Penwest Pharmaceuticals Co.
2981 Route 22, Suite 2
Patterson, New York 12563
(877) 736-9378
(Name and Address of Agent for Service)
____________________

WITH A COPY TO:
Eileen T. Nugent, Esq.
Ann Beth Stebbins, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

             (Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Penwest Pharmaceuticals Co. (the "Company") on Form S-8 (collectively, the "Registration Statements"):

•
Registration Statement No. 333-152086, registering 2,500,000 shares of the Company common stock, par value $0.001 per share (the "Company Common Stock"), issuable under the Penwest Pharmaceuticals Co. 2005 Stock Incentive Plan, including preferred stock purchase rights attached thereto;

•
Registration Statement No. 333-126897, registering 1,650,000 shares of Company Common Stock issuable under the Penwest Pharmaceuticals Co. 2005 Stock Incentive Plan and 100,000 shares of Company Common Stock issuable under the Nonstatutory Stock Option Agreement between Penwest Pharmaceuticals Co. and Dr. Alan Joslyn effective June 21, 2004;

•
Registration Statement No. 333-98801, registering 750,000 shares of Company Common Stock issuable under the Penwest Pharmaceuticals Co. 1997 Equity Incentive Plan, including preferred stock option purchase rights attached thereto;

•	Registration Statement No. 333-66747, registering 228,000 shares of Company Common Stock issuable under the Penwest Pharmaceuticals Co. 1997 Employee Stock Purchase Plan;

•	Registration Statement No. 333-66741, registering 2,660,000 shares of Company Common Stock issuable under the Penwest Pharmaceuticals Co. 1997 Equity Incentive Plan;

•
Registration Statement No. 333-66739, registering 750,000 shares of Company Common Stock issuable under the Penwest Pharmaceuticals Co. Savings Plan and an indeterminate amount of interests to be offered and sold pursuant to the Penwest Pharmaceuticals Co. Savings Plan; and

•	Registration Statement No. 333-66733, registering 988,134 shares of Company Common Stock issuable under the Penwest Pharmaceuticals Co. 1998 Spinoff Option Plan.

On November 4, 2010, the Company and West Acquisition Corp. ("Merger Sub"), a Delaware corporation and an indirect wholly owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation ("Endo"), pursuant to an Agreement and Plan of Merger, dated as of August 9, 2010 (the "Merger Agreement"), intend to effect a merger whereby Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Endo (the "Merger") and each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock held by any Company shareholders who properly exercise appraisal rights with respect thereto in accordance with Chapter 23B.13 of the Washington Business Corporation Act and other than treasury shares and shares held by Endo or any direct or indirect wholly owned subsidiary of Endo or the Company (all of which will be cancelled), will be converted into the right to receive $5.00 in cash.

In connection with the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

Item 16.  Exhibits.

Exhibit No.	Description

24.1	Powers of Attorney (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Patterson, State of New York, on October 29, 2010.

Penwest Pharmaceuticals Co.

By:	/s/ Jennifer L. Good
Name:	Jennifer L. Good
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated and on October 29, 2010.

Signature	Title

/s/ Jennifer L. Good	President and Chief Executive Officer
Jennifer L. Good	(Principal Executive Officer and Principal Financial Officer)

/s/ Frank P. Muscolo	Controller and Chief Accounting Officer
Frank P. Muscolo	(Principal Accounting Officer)

*	Director
Ivan P. Gergel, M.D.

*	Director
David P. Holveck

*	Director
Alan Levin

/s/ Caroline B. Manogue	Director
Caroline B. Manogue

*	Director
Julie McHugh

*	Director
Anne M. VanLent

* By:	/s/ Caroline B. Manogue
Caroline B. Manogue
Attorney-in-fact